     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

FILED BY THE REGISTRANT:

FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

CHECK THE APPROPRIATE BOX:

  [ ] PRELIMINARY PROXY STATEMENT

  [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

  [X] DEFINITIVE PROXY STATEMENT

  [ ] DEFINITIVE ADDITIONAL MATERIALS

  [ ] SOLICITING MATERIAL PURSUANT TO RULE 14a-11(c) OR RULE 14a-12

                           CHATEAU COMMUNITIES, INC.
              ----------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

  [X] NO FEE REQUIRED.

  [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

                           CHATEAU COMMUNITIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

To the Stockholders of Chateau Communities, Inc.:

     The Annual Meeting of the Stockholders of Chateau Communities, Inc., a Maryland corporation (the "Company"), will be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver, Colorado, on May 21, 1998, at 9:00 am, Mountain Daylight Time, for the following purposes:

          1. To elect four Class II directors to serve for a term of three years, expiring at the 2001 Annual Meeting of Stockholders or until their respective successors shall be elected and shall qualify; and

          2. To transact such other and further business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournments thereof.

     We hope all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, we urge you to complete, date and sign the enclosed proxy and return it promptly in the enclosed postage-prepaid envelope provided for that purpose. By returning your proxy promptly you can help the Company avoid the expense of further proxy solicitations. Prior to being voted, the proxy may be withdrawn in the manner specified in the proxy statement.

                                          By Order of the Board of Directors,

                                          JOHN A. BOLL
                                          Chairman

April 8, 1998

                           CHATEAU COMMUNITIES, INC.
                            6430 SOUTH QUEBEC STREET
                           ENGLEWOOD, COLORADO 80111

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Chateau Communities, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Hyatt Regency Tech Center, 7800 Tufts Avenue, Denver, Colorado, on May 21, 1998, at 9:00 am, Mountain Daylight Time, or at any adjournments thereof, for the purposes set forth in the attached Notice of Meeting.

     This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 8, 1998.

     When proxies in the enclosed form are returned properly executed, the shares represented thereby will be voted at the meeting and, where instructions have been given by the stockholder, will be voted in accordance therewith. If the stockholder does not otherwise specify, the stockholder's shares will be voted FOR the election of the listed nominees for the Board and in accordance with the best judgment of the proxy holders with respect to any other matter which may properly come before the Annual Meeting. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time before it is voted either by written notice received by the Company (Attention:
Tamara D. Fischer, Secretary) at its address stated herein or at the Annual Meeting.

     Only stockholders of record at the close of business on March 31, 1998 (the "Record Date") will be entitled to notice of or to vote at the meeting. As of the Record Date, there were 27,339,225 shares of common stock, $0.01 par value ("Common Stock"), outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions do not affect the determination of whether a quorum is present.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     The directors of the Company are divided into three classes, and one class is elected at each Annual Meeting of the Stockholders for a term of three years. The terms of the Class II directors expire at the 1998 Annual Meeting. They have been nominated for an additional term to expire at the 2001 Annual Meeting of Stockholders. The terms of the other two classes of directors expire at the 1999 Annual Meeting (Class III) and the 2000 Annual Meeting (Class I).

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

     The following information is furnished regarding the nominees for election as Class II directors (who serve until the Annual Meeting of the Stockholders to be held in 2001 or until their respective successors are elected and qualified):

     C.G. ("Jeff") Kellogg, 54, has been President and a director of the Company since its inception, and was Chief Executive Officer of the Company from its inception to February 1997. For the five years preceding the formation of the Company, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is the Company's Executive Vice President and Chief Financial Officer.

     Edward R. Allen, 57, has served as a director of the Company since 1993. He was, for the five years preceding the formation of the Company, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is a graduate of Cornell University.

     James M. Hankins, 63, served as a director of ROC Communities, Inc. ("ROC") from August 1993 until ROC's merger with the Company on February 11, 1997 (the "Merger"). Since the Merger, he has served as a director of the Company. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

     Donald E. Miller, 67, served as a director of ROC from August 1993 to February 1997, and has served as a director of the Company since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. From 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a graduate of the Colorado School of Mines.

CONTINUING CLASS I DIRECTORS

     The following information is furnished regarding the continuing Class I directors (who serve until the Annual Meeting of the Stockholders to be held in 2000 or until their respective successors are elected and qualified):

     Gary P. McDaniel, 52, has been Chief Executive Officer and a director of the Company since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of Windsor Real Estate Investment Trust 8. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

     Gebran S. Anton, Jr., 65, first became a director of the Company in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

     James M. Lane, 68, first became a director of the Company in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

     Rhonda G. Hogan, 45, has served as a director of the Company since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

CONTINUING CLASS III DIRECTORS

     The following information is furnished regarding the continuing Class III directors (who serve until the Annual Meeting of the Stockholders to be held in 1999 or until their respective successors are elected and qualified):

     John A. Boll, 68, has been Chairman of the Board of Directors of the Company since its inception in 1993. Prior to the formation of the Company, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted into the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

     James L. Clayton, 64, served as a director of ROC from August 1993 until February 1997 and as a director of the Company since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of, Clayton Homes, Inc., ("Clayton Homes") a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst. In 1992, Mr. Clayton was inducted into the MH/RV Hall for Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

     Steven G. Davis, 48, has served as a director of the Company since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, and is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

                        REQUIRED VOTE AND RECOMMENDATION

     Proxies will be voted for the election of all persons nominated to be a director above unless contrary instructions are set forth on the proxy. In the event any nominee should become unable or unwilling to serve as a director, which the Board of Directors does not expect, the person named in the accompanying proxy will vote for such nominee, if any, as may be recommended by the Board of Directors.

     Directors are elected by a plurality of the votes cast by the holders of Common Stock. The individuals who receive the largest number of votes cast, assuming presence of a quorum at the Annual Meeting, are elected as directors; therefore, if a quorum is present, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of directors.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following information is presented with respect to the current executive officers of the Company:

     Gary P. McDaniel is the Chief Executive Officer and a director of the Company. Biographical information on Mr. McDaniel may be found under "PROPOSAL I -- ELECTION OF DIRECTORS -- continuing as Class I Directors," above.

     C.G. ("Jeff") Kellogg is President and a director of the Company. Biographical information on Mr. Kellogg may be found under "PROPOSAL
I -- ELECTION OF DIRECTORS -- Continuing Nominees for election as Class II Directors," above.

     James B. Grange, 41, is Chief Operating Officer of the Company, having served in such capacity since February 1997. He served as Executive Vice President and Chief Operating Officer of ROC from 1993 to February 1997. Mr. Grange served as Executive Vice President, Chief Operating Officer and a director for ROC's predecessors from 1986 to 1993. He is currently active in The Manufactured Housing Institute. Mr. Grange is a graduate of the University of Montana.

     Tamara D. Fischer, 42, is Executive Vice President, Chief Financial Officer of the Company, having served in these roles since the Company's formation. Prior to joining the Company, Ms. Fischer was employed by Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of the Company.

     Rees F. Davis, Jr., 39, is Executive Vice President-Acquisitions of the Company, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1998, certain information regarding the beneficial ownership of the Company's Common Stock by (i) each of the directors (nominated and continuing), (ii) executive officers of the Company named in the Summary Compensation Table, (iii) all directors and executive officers as a group and (iv) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. Directors are designated by an asterisk.

                                                              SHARES OF STOCK
                                                                BENEFICIALLY
                                                                OWNED AS OF       PERCENT
                            NAME                              MARCH 31, 1998**    OF CLASS
                            ----                              ----------------    --------
John A. Boll(1)*............................................     3,573,355          12.7
Gary P. McDaniel(2)*........................................       474,427           1.7
C.G. ("Jeff") Kellogg(3)*...................................       348,044           1.3
James B. Grange(4)..........................................       208,031           ***
Tamara D. Fischer(5)........................................       151,732           ***
Rees F. Davis, Jr.(6).......................................       207,146           ***
Edward R. Allen(7)*.........................................       534,281           2.0
Gebran S. Anton, Jr.(8)*....................................        37,799           ***
James L. Clayton(9)*........................................       220,081           ***
Steven G. Davis(10)*........................................       151,164           ***
James M. Hankins(11)*.......................................        32,613           ***
Rhonda G. Hogan(12)*........................................         5,370           ***
James M. Lane(13)*..........................................        27,428           ***
Donald E. Miller(14)*.......................................        29,148           ***
All directors and executive officers as a group (14
  persons)..................................................     6,000,619          22.3
J. Peter Ministrelli(15)....................................     2,749,215           9.9
Morgan Stanley Asset Management, Inc.(16)...................     1,543,568           5.6
Morgan Stanley, Dean Witter, Discover & Co.(17).............     2,417,955           8.8

---------------
  ** For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days by the exercise of any stock option or any other right to convert or exchange outstanding securities. Certain persons named in the table also hold OP Units in CP Limited Partnership, which is the operating partnership of the Company. Such OP Units are exchangeable on a one-for-one basis for shares of the Company's Common Stock, subject to certain limitations relating to the Company's ownership limit. All OP Units held by a person and such person's stock options (to the extent exchangeable or exercisable within such 60-day period) are deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person. Additionally, for the purposes of this table, a person or entity shall be deemed to be a beneficial owner of shares of Common Stock if such person or entity has or shares either investment or voting power with respect to such shares.

 *** Shares owned in each case constitute less than 1% of the Company's outstanding common stock.

 (1) Reflects 2,861,513 shares of Common Stock, 685,482 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 26,360 shares of Common Stock.

 (2) Reflects 414,512 shares of Common Stock and options to purchase 59,915 shares of Common Stock. 11,921 shares of Common Stock are held in irrevocable trusts established for the benefit of Mr. McDaniel's two children. Mr. McDaniel disclaims beneficial ownership of the Common Stock held in such trusts.

 (3) Reflects 117,356 shares of Common Stock and options to purchase 230,688 shares of Common Stock.

 (4) Reflects 148,116 shares of Common Stock and options to purchase 59,915 shares of Common Stock.

 (5) Reflects 28,136 shares of Common Stock, 776 OP Units exchangeable for an equal number of shares of Common Stock and options to purchase 122,820 shares of Common Stock.

 (6) Reflects 147,231 shares of Common Stock and options to purchase 59,915 shares of Common Stock.

 (7) Reflects 507,921 shares of Common Stock and options to purchase 26,360 shares of Common Stock.

 (8) Reflects 11,439 shares of Common Stock and options to purchase 26,360 shares of Common Stock.

 (9) Reflects 194,241 shares of Common Stock and options to purchase 25,840 shares of Common Stock. Common Stock beneficially owned by Mr. Clayton includes 182,779 shares of Common Stock owned by Clayton Homes, Inc. Mr. Clayton disclaims beneficial ownership of the shares of Common Stock owned by Clayton Homes, Inc. except to the extent of his approximate 26% equity interest in Clayton Homes, Inc. Shares owned by Clayton Homes, Inc. are held by its wholly-owned subsidiary CHM Parks, Inc.

(10) Reflects 146,164 shares of Common Stock and options to purchase 5,000 shares of Common Stock.

(11) Reflects 6,773 shares of Common Stock and options to purchase 25,840 shares of Common Stock. Common Stock beneficially owned by Mr. Hankins includes 1,303 shares of Common Stock owned by Mr. Hankins' spouse and 2,605 shares of Common Stock held by Mr. Hankins' individual retirement account.

(12) Reflects 370 shares of Common Stock and options to purchase 5,000 shares of Common Stock.

(13) Reflects 6,408 shares of Common Stock and options to purchase 21,020 shares of Common Stock.

(14) Reflects 3,126 shares of Common Stock, options to purchase 25,840 shares of Common Stock and 182 OP Units exchangeable for an equal number of shares of Common Stock. Common Stock beneficially owned by Mr. Miller includes 1,042 shares of Common Stock owned by Mr. Miller's spouse.

(15) Reflects 2,261,640 shares of Common Stock and 487,575 OP Units exchangeable for an equal number of shares of Common Stock. Mr. Ministrelli's address is 50-445 Mountain Shadow, La Quinta, CA 92253.

(16) Based on the Form 13-G filed by Morgan Stanley Asset Management, Inc., it has shared voting power for 1,352,368 shares and shares dispositive power for 1,543,568 shares. The address of Morgan Stanley Asset Management, Inc. is 1221 Avenue of the Americas, New York, NY 10020.

(17) Based on the Form 13-G filed by Morgan Stanley, Dean Witter, Discover & Co., it has shared voting power for 2,226,755 shares and shares dispositive power for 2,417,955 shares. The address of Morgan Stanley, Dean Witter, Discover & Co. is 1221 Avenue of the Americas, New York, NY 10020.

                                 BOARD MATTERS

BOARD MEETINGS

     The Board of Directors held seven meetings during 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Audit Committee reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent auditors, the scope of audit procedures, the nature of services to be performed for the Company by the independent auditors, and the accounting practices of the Company. During 1997, the Audit Committee (which consisted of Messrs. Lane, Myers and Jay Rudolph until the effective time of the Merger, when the membership of the Audit Committee was changed to consist of Messrs. Allen, Hankins, Lane and Miller) held two meetings. Effective in May 1997, the Audit Committee was further changed to consist of Ms. Hogan and Messrs. Hankins, Lane and Miller.

     Executive Committee. The Executive Committee may act on certain matters between Board meetings. During 1997, the Executive Committee (which consisted of Messrs. Boll and Kellogg until the effective time of the Merger, when the membership of the Executive Committee was changed to consist of Messrs. Boll, McDaniel, Kellogg and Hankins) held three meetings.

     Executive Compensation Committee. The Executive Compensation Committee administers the Company's equity compensation plans and annually reviews and approves recommendations from senior management and makes recommendations to the Board regarding the policies and procedures that govern the various compensation programs for the CEO and other senior executives of the Company. During 1997, the Executive Compensation Committee (which consisted of Messrs. Allen, Anton, and Lane until the effective time of the Merger, when the membership of the Executive Compensation Committee was changed to consist of Messrs. Allen, Anton, Clayton and S. Davis) held three meetings.

     Nominating Committees. Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1996 relating to the Company's merger with ROC (the "Merger Agreement"), the Company has formed three nominating committees (the "Nominating Committees") to be the exclusive nominating committees of the Board for director nominees. The three Nominating Committees are a committee consisting exclusively of Messrs. Boll and Allen (the "Group A Nominating Committee"); a committee consisting exclusively of Messrs. McDaniel and Hankins (the "Group B Nominating Committee"); and a committee consisting of Mr. Boll and two of his designees (the "Group C Nominating Committee"). Under the By-laws of the Company, Board nominations to replace a director who has retired or resigned from the Board or to reelect an existing director may only be made by the Nominating Committee of which such director is a part and such nomination must also be approved by at least two-thirds of the directors then in office.

DIRECTOR COMPENSATION

     Each director is reimbursed for travel and other expenses related to attendance at Board and committee meetings and, other than Messrs. McDaniel and Kellogg, receives an annual director's fee of $15,000. The independent directors also receive an annual grant of options to purchase 5,000 shares of Common Stock which are vested on date of grant.

                             EXECUTIVE COMPENSATION

     The following table sets forth the summary compensation for the last three years for the Chief Executive Officer and the four most highly compensated other executive officers of the Company whose salary and bonus compensation for the year ended December 31, 1997 exceeded $100,000. The information presented in the following tables gives retroactive effect to the Merger and assumes that the five individuals named below were employed in their current capacities by the Company during each of 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                                  COMPENSATION AWARDS
                                                               --------------------------
                                                               COMMON STOCK
                                       ANNUAL COMPENSATION      UNDERLYING     RESTRICTED
                                     -----------------------       STOCK         STOCK         ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR  SALARY(1)(2)    BONUS     OPTIONS(1)(2)    AWARD(3)    COMPENSATION(4)
 ---------------------------   ----  ------------   --------   -------------   ----------   ---------------
Gary P. McDaniel.............  1997  $    225,000   $180,000          --        $577,500        $12,790
  Chief Executive Officer      1996  $    180,000   $ 72,000      26,050              --        $ 9,000
                               1995  $    150,000   $ 15,000      26,050              --             --
C.G. ("Jeff") Kellogg........  1997  $    225,000   $180,000          --        $577,500        $18,372
  President                    1996  $    184,000   $169,000      96,120              --        $18,300
                               1995  $    164,712   $160,000      96,120              --        $12,760
James B. Grange..............  1997  $    190,000   $152,000          --        $315,000        $ 9,690
  Chief Operating Officer      1996  $    165,000   $ 66,000      26,050              --        $ 6,600
                               1995  $    150,000   $ 15,000      26,050              --             --
Tamara D. Fischer............  1997  $    175,000   $140,000          --        $315,000        $18,356
  Chief Financial Officer      1996  $    141,000   $ 66,000      49,128              --        $12,760
                               1995  $    109,887   $ 62,000      48,060              --        $12,760
Rees F. Davis, Jr............  1997  $    160,000   $105,000          --        $315,000        $ 9,690
  Executive Vice President --  1996  $    140,000   $107,630      26,050              --        $ 6,600
  Acquisitions                 1995  $    125,000   $ 12,500      26,050              --             --

---------------
(1) Messrs. McDaniel, Grange and R. Davis were employed by ROC until the date of the Merger, and their compensation was paid and their options were granted by ROC prior to the Merger. At the effective time of the Merger, each outstanding option of ROC was assumed by the Company and such options became exercisable for the number of shares of Company Common Stock into which the number of shares underlying the ROC options would have been exchangeable if such shares had been outstanding at the effective time of the Merger. Accordingly, the number of shares of Common Stock underlying the options granted to Messrs. McDaniel, Grange and R. Davis prior to the Merger is restated to give effect to the exchange ratio in the Merger of 1.042 shares of Company Common Stock for each share of ROC stock.

(2) Mr. Kellogg and Ms. Fischer were each employed by the Company prior to the Merger and their compensation amounts reflect compensation they received from the Company. In connection with the Merger, stockholders of the Company received a stock dividend of 0.0326 shares of Common Stock per share. In addition, certain holders of OP Units who exchanged their OP Units for shares of Common Stock in connection with the Merger waived their right to receive the shares of Common Stock that they would otherwise have received from the Company as a result of the stock dividend with respect to the exchanged OP Units for reallocation to the other Company stockholders, which effectively increased the amount of the stock dividend to Company stockholders to 0.068 shares of Common Stock for each share outstanding. Accordingly, the number of shares of Common Stock underlying the options granted to Mr. Kellogg and Ms. Fischer prior to the Merger has been adjusted to give effect to the effective 0.068 stock dividend.

(3) Represents an award of restricted stock granted in May 1997 when the stock price was $26.25. The stock vests ratably over three years, cannot be sold for five years, and pays dividends to the executive officers.

(4) Represents profit-sharing contributions and car allowances.

                         OPTION/SAR GRANTS DURING 1997

     There were no options or SARS granted to the executive officers named in the Summary Compensation Table during 1997.

                  AGGREGATED OPTION/SAR EXERCISES DURING 1997
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1997

     The following table provides information with respect to the unexercised options held as of December 31, 1997 by the executive officers named in the Summary Compensation Table. There were no options exercised in 1997 by the executive officers named in the Summary Compensation Table.

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                  OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                                DECEMBER 31, 1997(1)          AT DECEMBER 31, 1997(1)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Gary P. McDaniel..........................     59,915           --          $  575,960          --
C.G. ("Jeff") Kellogg.....................    230,688           --          $2,620,443          --
James B. Grange...........................     59,915           --          $  575,960          --
Tamara D. Fischer.........................    122,820           --          $1,401,588          --
Rees F. Davis, Jr. .......................     59,915           --          $  575,960          --

---------------
(1) See Note 1 and Note 2 to the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

     Consistent with the goal of the Company to retain the skills and expertise of certain members of senior management of the Company and ROC following the Merger, the Merger Agreement provided for the Company to execute employment agreements (each, an "Employment Agreement"), effective as of the Merger, with each of the following senior officers: Gary P. McDaniel, C.G. ("Jeff") Kellogg, James B. Grange, Tamara D. Fischer and Rees F. Davis, Jr. Mr. Kellogg and Ms. Fischer were previously employed by the Company, and their existing employment agreements with the Company were terminated upon consummation of the Merger. Each Employment Agreement has an initial term of three years with automatic one-year extensions commencing on the third anniversary of the Merger unless notice of non-extension is given at least 180 days prior to such anniversary. Each Employment Agreement provides for: (i) a base salary for Gary P. McDaniel ($225,000); C.G ("Jeff") Kellogg ($225,000); James B. Grange ($190,000); Tamara
D. Fischer ($175,000); and Rees F. Davis, Jr. ($160,000); (ii) an annual target bonus of up to 80% of such executive's base salary upon the attainment of increases in funds from operations per share of the Company (with the maximum bonus being earned for increases of at least 10% and with the bonus for 1997 being calculated assuming the Merger had been consummated on January 1, 1996);
(iii) grants of stock options and shares of restricted stock under the Company's 1997 Equity Participation Plan; and (iv) benefits (including retirement, group life, medical, dental and disability benefits) on a basis reasonably comparable in the aggregate to those provided to the executive immediately prior to the Merger. Each Employment Agreement provides that, if the executive's employment is terminated by the Company other than for "cause," disability or death or by the executive for "good reason" or if the Employment Agreement is not renewed, the executive will be entitled to receive a payment equal to two times (or one and one-half times in the case of non-renewal) the sum of the executive's annual base salary and bonus, the continuation of welfare and pension benefits during the 24-month period (or 18-month period in the case of non-renewal) following termination and the accelerated vesting of equity based incentives. If the employment of either Mr. McDaniel or Mr. Kellogg is terminated as a result of a "change of control," "two times" and "24 months" in the preceding sentence is replaced with "three times" and "36 months." Further, if the executive's employment is terminated for any other reason, other than for "cause," disability, death or non-renewal, "two times" and "24 months" in such sentence is replaced by "one time" and "12 months."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee annually reviews and approves recommendations from senior management and makes recommendations to the Board of Directors regarding the policies and procedures that govern the various compensation programs for the CEO and executives of the Company. The Committee also administers the Company's equity compensation plans. It is the philosophy of the Committee that executive compensation should align the financial interests of the Company's executives with the long term interests of the Company and its stockholders. The Committee believes that a material portion of the executive officers' pay should be linked to the Company's stated and predetermined goals. The Committee also believes that the Company should have a sound and competitive compensation program to attract and retain key executives to lead the Company toward the fulfillment of its goals. The key elements of the Company's current program include a base salary, a bonus plan linked to individual and Company financial performance and equity participation through stock options.

     The current compensation of the executive officers is based on each officer's respective Employment Agreement, as described above. These Employment Agreements were adopted in connection with the negotiation of the Merger Agreement, and they were reviewed and approved by the Executive Compensation Committee prior to the Merger. The following discussion reflects the Executive Compensation Committee's general compensation philosophy and the basis on which 1997 compensation was determined for the Company's executive officers outside of the negotiation of the Merger.

BASE SALARY

     The Committee's policy with respect to salaries is to establish base compensation levels for executives which are competitive in relation to other companies of similar size within the Company's industry. The Committee also takes into consideration the executive's responsibilities, experience level and individual performance. To ensure that base salary is competitive, the Company's salary structure is periodically benchmarked against other salaries for key positions in other companies of similar size in the Company's industry. Salaries normally are increased annually, based on market conditions and individual and company performance factors.

BONUS

     The Employment Agreements for the executives named in the Summary Compensation Table provide for the payment of bonuses of up to 80% of annual salary based on annual increases in the Company's fund from operations per share, with the maximum bonus being earned for increases of at least 10%. The Employment Agreement for Mr. Davis provides for the payment of a bonus based on the achievement of certain acquisition objectives as well as the performance of the Company. Based on the Company's results for 1997, the maximum bonus was paid for 1997 to the executives in 1998.

STOCK OPTIONS

     The Company adopted the 1997 Equity Compensation Plan (the "Plan") which authorizes the discretionary grant by the Executive Compensation Committee of awards of options and restricted shares of Common Stock to key employees, directors and key consultants of the Company and its subsidiaries. The Committee believes that the Plan provides, through the grant of long-term incentives, a means to attract and retain key personnel and to provide participating officers and other key employees long-term incentives for sustained high levels of performance.

     The Committee grants options under the Plan to purchase Common Stock to employees of the Company (including executive officers). Option grants become exercisable over a period of time determined by the Committee and generally have an exercise price equal to the fair market value of the Common Stock on the grant date, creating long-term incentives to enhance the value of the Company's Common Stock. All of the executive officers of the Company received grants in February 1998 as follows: 45,000 options each for Messrs. McDaniel and Kellogg, and 25,000 options each for Ms. Fischer and Messrs. Grange and R. Davis. The 1998 option grants were awarded as part of the annual compensation review for 1997. The awards were determined based on the executive officer's performance of specific individual and Company objectives. The Committee also considered the equity ownership by executive officers of similar companies. The levels of these awards reflected the Committee's belief that increasing management equity ownership will create long-term incentives to enhance the value of the Company's Common Stock. The Committee believes that the above elements assist the Company in meeting its short-term and long-term objectives and appropriately relate executive compensation to the Company's performance.

THE CHIEF EXECUTIVE OFFICER'S 1997 COMPENSATION

     Effective as of the effective time of the Merger, Gary P. McDaniel became the Company's Chief Executive Officer, and his current compensation, as described above under "EXECUTIVE COMPENSATION," was determined in connection with the negotiation of the Merger Agreement.

           CHATEAU COMMUNITIES, INC. EXECUTIVE COMPENSATION COMMITTEE

                                EDWARD R. ALLEN
                              GEBRAN S. ANTON, JR.
                                JAMES L. CLAYTON
                                STEVEN G. DAVIS

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period commencing November 16, 1993 (the date the Company completed its public offering of Common Stock) and ending December 31, 1997. The NAREIT Equity REIT Total Return Index included 210 companies with a total market capitalization of $140.5 billion. The graph assumes that a stockholder invested $100 on November 16, 1993 in Company Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

     The table below sets forth the value as of each of the dates indicated of $100 investments made on November 16, 1993 in the Company's Common Stock, the S&P Stock Index and the NAREIT Equity REIT Total Return Index, assuming reinvestment of dividends.

         Measurement Period                Chateau                                NAREIT Equity
       (Fiscal Year Covered)           Communities Inc.         S&P 500               Index
'Nov. 16, 1993'                              100                  100                  100
'Dec. 31, 1993'                              109                  100                  100
'Dec. 31, 1994'                              117                  102                  103
'Dec. 31, 1995'                              130                  140                  119
'Dec. 31, 1996'                              166                  173                  161
'Dec. 31, 1997'                              214                  229                  193

     The foregoing Share Performance Graph and the Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates such graph or report by reference and shall not otherwise be deemed filed under such acts.

     There can be no assurance that the Company's share performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future share performance.

                              CERTAIN TRANSACTIONS

     The Company leases office space from a partnership of which Messrs. Boll,
J. Peter Ministrelli and Kellogg, among others, are partners. These offices consist of approximately 6,200 square feet in a building in Clinton Township, Michigan. The Company paid rent of approximately $100,000 in each of the years ended December 31, 1997, 1996 and 1995. This lease continues for a current term ending November 2001 and may continue beyond that date pursuant to available options or negotiated extensions. Any renewal or extension of this lease must be approved by the Company's independent directors. Although not negotiated at arm's length, the Company believes that the terms and conditions of the lease were substantially the same as those then available in this market.

     The Company, through Community Sales, Inc. ("CSI"), purchases manufactured home inventory for resale from Clayton Homes. Mr. Clayton is the Chairman of the Board, Chief Executive Officer and the owner of 26% of the outstanding shares of common stock of Clayton Homes. During 1997, CSI purchased approximately 94 homes for a cost of $2.2 million from Clayton Homes. In certain instances, the Company finances the purchase of these homes with Vanderbilt Mortgage and Finance, Inc. ("Vanderbilt"), which is also affiliated with Clayton Homes. As of December 31, 1997, CSI had a payable outstanding to Vanderbilt for approximately $656,000.

     In addition, when CSI sells these homes, the purchaser often finances them with Vanderbilt. In certain cases, Vanderbilt has recourse to the Company if these loans are not repaid. As of December 31, 1997, there was a total of approximately $11.7 million of such loans outstanding that are recourse to the Company.

     During 1997, ROC provided a loan of $3.3 million to a partnership in which Messrs. McDaniel, Grange and R. Davis are partners. The partnership owns a manufactured home community property that the Company has the option to purchase. The loan was made so the partnership could make some capital improvements to upgrade the community. The loan is collateralized by the property, currently bears interest at 10.75% per annum, matures January 2000, and was approved with the unanimous consent of ROC's disinterested directors.

     On January 10, 1997, ROC purchased, for $722,000 in cash, approximately 10,000 square feet of office space, leasehold improvements and telephone equipment in Englewood, Colorado, which it had been leasing from 6426 Limited Liability Company, a Colorado limited liability company. Messrs. McDaniel, Grange and R. Davis are members of 6426 Limited Liability Company. The Company believes that the terms of the sale are no less favorable to the Company than those that could have been obtained from an independent third party seller at the time the sale occurred. The purchase was approved with the unanimous consent of ROC's disinterested directors.

     In January 1997, as part of its plan to internalize sales and brokerage activities being conducted at communities owned and managed by ROC, ROC purchased all of the shares of preferred stock, as well as 5% of the common stock, in CSI for an aggregate purchase price of approximately $929,000. Prior to such purchase, CSI, which was then owned by Messrs. McDaniel, Grange, S. Davis and R. Davis and Clayton Homes, Inc., was conducting sales and brokerage activities at ROC's communities. The preferred stock entitles the holder thereof to receive 95% of all dividends paid by CSI, with the balance of any dividends being paid to the holders of common stock. Out of the proceeds from the stock purchase, approximately $600,000 was used by CSI to redeem all of the shares of CSI held by Clayton Homes, and an aggregate of approximately $329,000 was paid to Messrs. McDaniel, Grange, S. Davis and R. Davis, which payments allowed them to pay income taxes arising from the transaction. The CSI stock purchase was approved with the unanimous consent of ROC's disinterested directors. ROC determined to proceed with the CSI stock purchase in response to a favorable ruling received by the Company from the Internal Revenue Service to the effect that the provision of sales and brokerage services at the communities would not prevent rents from the communities from constituting qualifying income that a REIT may receive under applicable provisions of the Code.

     In connection with the negotiation of the Merger Agreement, three of the Company's directors, Messrs. Boll, Allen and Kellogg, who, as of March 31, 1998, held in the aggregate 3,483,555 shares of Common Stock, have agreed that, for a period of three years following the effective time of the Merger, they will vote all shares of Common Stock held by them in favor of the election as directors of the nominees selected by the Group B Nominating Committee as described above.

     The Company has made loans to Mr. Kellogg and Ms. Fischer to allow them to purchase shares of Company Common Stock. Such loans were evidenced by separate promissory notes in the amount of the purchase price for such shares. These notes provide for interest, payable quarterly, at a rate of 7% per annum, with the principal balance payable on the earlier of the termination of the officer's employment with the

Company, other than by reason of death or disability, or November 16, 2003. The notes are recourse to the respective officers and collateralized by a pledge of the shares of Common Stock purchased. In connection with these loans, Mr. Kellogg purchased 13,750 shares of Common Stock, and the balance of his loan as of March 31, 1998 was $254,412 (with the highest balance during 1997 being $263,057). Ms. Fischer purchased 6,875 shares of Common Stock, and the balance of her loan as of March 31, 1998 was $125,884 (with the highest balance during 1997 being $131,573).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors and executive officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to
Section 16(a) of the Securities Exchange Act of 1934 and to provide the Company with copies of such reports. The Company has reviewed all such reports from persons known to the Company to be subject to these Section 16(a) provisions. Based solely on such review, the Company believes that for the year ended December 31, 1997 all Section 16(a) filing requirements were met.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals, intended to be presented at the 1999 Annual Meeting of Stockholders of the Company, must be received by the Company at its address stated herein by December 9, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such meeting.

                              INDEPENDENT AUDITORS

     It is not the Company's practice to submit to Stockholders a proposal for the selection or ratification of the Company's independent certified public accountants, and no such proposal is submitted hereby. Coopers & Lybrand L.L.P has acted in this capacity since the Company's initial public offering and is so acting during the current year. Representatives of Coopers & Lybrand L.L.P. are expected to be present and will be available to respond to appropriate questions at the Annual Meeting.

                               PROXY SOLICITATION

     The expense of this solicitation of proxies will be borne by the Company. If necessary, officers and regular employees of the Company may also solicit proxies, without extra compensation, personally and by telephone and other means of communication. The Company may also reimburse brokers and other persons holding stock in their names or in the names of their nominees, for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the proxies named in the enclosed form of proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

     Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to Cynthia Chase, Chateau Communities, Inc., 6430 South Quebec Street, Englewood, Colorado 80111. A list of exhibits is included in the 1997 10-K, and exhibits are available from the Company upon payment to the Company of the costs of furnishing them.

                                          By Order of the Board of Directors,

                                          JOHN A. BOLL
                                          Chairman

Englewood, Colorado
April 8, 1998